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                                                                    Exhibit 99.2

              Crown Vantage Completes Sale of New Hampshire Mills
                   To American Tissue Corp. for $45 Million

                         Highlights of the Transaction:

                              .    Reduces debt
                              .    Improves liquidity and cash flow
                              .    Eliminates Berlin-Gorham's historical losses
                              .    Focuses management and capital on specialized
                                   papers

     OAKLAND, Calif., July 9, 1999 - Crown Vantage Inc. (OTCBB:CVAN) said today it has completed the sale of its pulp and paper mills in Berlin and Gorham, N.H., to a subsidiary of American Tissue Corp. for approximately $45 million. Crown Vantage will continue to outsource from ATC the production of its branded printing papers made at the mills under a strategic marketing alliance announced previously.

     "In evaluating our business opportunities, we determined that the Berlin and Gorham operations were not consistent with our current strategic direction," said Crown Vantage President and Chief Executive Officer Robert A. Olah. "We are now focusing our efforts more intensively on specialized, value-added papers used in printing, publishing and packaging, where we expect our strongest growth, and have exited the market pulp and commodity white papers markets.

     "This divestiture is in keeping with our strategy to reduce debt and improve cash flow and liquidity. It also allows us to more fully concentrate on the success of our remaining nine mills and to better focus our capital and human resources on continuing the shift from a manufacturing-oriented business to a marketing-driven organization. With the completion of this transaction, we are now reviewing various recapitalization options to further strengthen our financial position," Olah said.

     The company will apply net proceeds from the sale to pay down debt stemming from its origin as a spin-off company from the former James River Corporation in 1995. Crown Vantage said it will apply a minimum of $10 million as a permanent reduction to its senior secured term loan with the balance funding reduction in its
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     Page 2 -- Crown Vantage Mill Sale

 revolving loan and certain retained liabilities related to the Berlin-Gorham facilities. The revolving commitment from Crown Vantage lenders has not been reduced, resulting in improved liquidity. A $5 million (net) letter of credit will be terminated as part of the transaction and thus available as part of the revolving commitment.

 Company Anticipates Improved Financial Performance

     The company said it believes that operating results going forward will be stronger without the New Hampshire operations, based on 1998 pro forma data. The combined operations at Berlin and Gorham accounted for nearly 20 percent of Crown Vantage net sales of $851 million in 1998. However, on a pro forma basis Crown Vantage gross margins without the two mills would have been about 25 percent higher. The company's operating profit for 1998 before special charges would have been about $11.5 million, compared to an operating loss of $8.3 million on an actual basis. Additional pro forma information will be filed on a Form 8-K within 15 days as required by the Securities and Exchange Commission.

     "In addition to eliminating the historical losses experienced by these facilities, we will avoid major capital expenditures that would have been required, particularly in the environmental area," Olah said. "We now can refocus management and capital on those operations and market niches that have strategic importance for us. All in all, we believe this is a major step toward regaining profitability for Crown Vantage."

     The company continues to own and operate nine papermaking facilities in the United States and Scotland with 26 paper machines and a variety of coating, waxing, embossing, calendering and sheeting equipment dedicated to producing high value-added specialty papers. Annual manufacturing capacity continues to exceed 750,000 tons of paper. Additionally, Crown Vantage will continue to market and sell about 150,000 tons a year of printing and publishing papers made at the Gorham paper mill for a period of at least three years. To facilitate execution of the ongoing marketing and outsourcing agreement, Crown Vantage will retain a manager on site at Berlin-Gorham.

 Breaking New Ground With Strategic Marketing Alliance

     "We're breaking new ground for our industry as we launch our marketing and
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Page 3 -- Crown Vantage Mill Sale

outsourcing alliance with ATC," Olah said. "That opens the possibility for us to produce and commercialize our brands with even greater flexibility, enhancing our ability to match capacity to the changing needs of the marketplace."

     Crown Vantage is pursuing an ongoing strategy to increase sales and target-market share by focusing its business in value-added areas. These include its high quality premium printing paper brands such as Graphika!(R), King James(R) Cast Coat, Squire(R) lightweight opaque papers, and the Curtis(R) Collection of text, cover and writing papers. They also include coated groundwood publishing papers for magazines, catalogs and commercial printing, and customized specialty packaging and converting papers that are developed and produced for specific customer end-use products such as coated label papers, disposable medical garments, paper plates, sandwich wrappings, coffee filters and others.

     Separately, the company said it expects to report improved operating results due to stronger sales volume and improving market conditions when it releases its second quarter results during the fourth week of July. More information about Crown Vantage is available on the Internet at www.crownvantage.com.

Forward-Looking Statements as Required by the Private Securities Litigation Reform Act of 1995.

     This news release contains certain forward-looking statements concerning Crown Vantage's positioning for the future. As required by the Private Securities Litigation Reform Act of 1995, the company advises that forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated or inferred. These could include the failure of Crown Vantage to improve financial results despite the sale of the New Hampshire mills or to maintain liquidity following application of proceeds to its debt and revolving loan. The company may determine that recapitalization of its assets should not be pursued. There is also a risk that the company may not succeed in executing its value-added marketing strategy.
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              Crown Vantage Profile After Sale Of New Hampshire
                                  Facilities


Businesses:
Printing and Publishing Papers
Specialty Papers

Manufacturing Sites:
Adams, Mass.
Parchment, Port Huron and Ypsilanti, Mich.
St. Francisville, La.
Milford, N.J.
Richmond, Va.
St. Andrews and Penicuik, Scotland

Paper Manufacturing Capacity: 750,000 tons per year

Pulp Manufacturing Capacity: A groundwood pulp mill and a kraft pulp mill at St. Francisville, La., combine to manufacture 350,000 tons per year, used internally for full integration of the St. Francisville paper mill.

Strategy: To increase sales and target-market share by focusing its businesses in markets and niches for value-added printing, publishing and specialty papers while continuing to reduce debt and improve liquidity of the corporation.